Exhibit 4









Confidential



Stolz Verwaltungsgesellschaft mit beschrankter Haftung
In der Au 13
57290 Neunkirchen



Dear Sirs,

We are pleased to inform you that Bank of American National Trust and Savings Association, Frankfurt Branch (the "Bank"), grants Stolz Verwaltungsgesellschaft mit beschrankter Haftung (the "Borrower") a revolving credit facility in the amount of DEM 30,000,000 (Deutschmarks thirty million).

This commitment and the payment of all outstandings hereunder shall be guaranteed by the unconditional, irrevocable and continuing guaranty (the "Guaranty") from TRIMAS CORPORATION, Ann Arbor, Michigan 48108, issued in favor of the Bank on October 30, 1996. This commitment is subject to the condition precedent that the borrower is a subsidiary of TRIMAS CORPORATION, Ann Arbor, Michigan 48108. The purpose of the facility is to provide general corporate finance for the Borrower. The facility is subject to the following terms and conditions:

1.    Disbursement

The facility can be drawn starting from October 31, 1996 in full or in tranches. Drawings under the facility shall be made in Deutschmarks. Drawings shall have a minimum size of at least DEM 1,000,000. The Bank shall be informed at least two banking days prior to each drawdown.

2.    Interest, Commissions

Interest: Interest on each individual loan tranche will be calculated at LIBOR for such tranche plus the Applicable Margin (as defined below) per annum (360-day basis) as in effect from time to time (provided that if any loan tranche is not paid when due, such loan tranche shall thereafter bear interest at a rate per annum equal to LIBOR for such period as the Bank shall elect from time to time plus the Applicable Margin as in effect from










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Page 2 of commitment letter
for Stolz Verwaltungsgesellschaft mit beschrankter Haftung as of October 30, 1996 time to time plus 2%). LIBOR rates depend on the tenor of each individual loan tranche which will be drawn. Loan tranches can have tenors of 1, 2, 3, 6 or 12 months. Interest is payable on the termination of each LIBOR interest period and, in the case of an interest period longer than 3 months, on the 3-month (and in the case of an interest period of 12 months, the 6-month and 9-month) anniversary of the first day of such interest period.

Commitment Fee: The Bank charges a commitment fee at the Applicable Commitment Fee Rate (as defined below) per annum (360-day basis) on the unutilized portion of the facility. The commitment fee will be charged quarterly in arrears and on the final termination date.

Facility Fee: The Bank charges a facility fee at the Applicable Facility Fee Rate (as defined below) per annum (360-day basis) on the total committed amount of the facility. The facility fee will be charged quarterly in arrears and on the final termination date.

3.    Repayment

The loan principal is due for repayment in full on July 1, 2000.

Borrower may optionally prepay at any time. The Borrower shall indemnify the Bank for any loss, cost or expense due to any repayment other than on the last day of the applicable interest period. Subject to the terms and conditions hereof, any amounts prepaid may be reborrowed.

4.    Events of Default

The Bank may terminate the facility immediately and declare the loans and all other amounts payable hereunder to be immediately due and payable in case of any of the following events (and the Bank shall have no obligation to make any loan at any time that any such event, or any event which if it continues uncured or unwaived will (with the giving of notice or lapse of time or both) constitute such an event, has occurred and is continuing).

(i) Failure of the Borrower to pay when due any principal of any loan here-under; or failure of the Borrower to pay within five days of the due date thereof any interest, fee or other amount payable hereunder.

(ii) A breach or termination or cancellation of, or default under, the Guaranty.

(iii) Failure by Trimas Corporation to comply with or to perform any provision of Section 5.1 or 5.3 through 5.10 of the Credit Agreement (as defined below) as incorporated into the Guaranty by reference; or failure by Trimas Corporation to comply with or to perform any












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Page 3 of commitment letter
for Stolz Verwaltungsgesellschaft mit beschrankter Haftung as of October 30, 1996 other provision of the Guaranty (including any other provision of the Credit Agreement incorporated therein by reference) and continuation of such failure for 30 days after written notice thereof has been given to Trimas Corporation by the Bank.

(iv) The occurrence of any event of the type described in Section 6.1(e) of the Credit Agreement (including any such event with respect to the Credit Agreement).

(v) The occurrence of any other "Event of Default" under and as defined in the Credit Agreement.

5.    Certain Definitions.

      As used herein, the following terms have the following meanings:

            Applicable Commitment Fee Rate means the rate per annum for the "commitment fee" as calculated pursuant to Section 2.8(a) of the Credit Agreement.

            Applicable Facility Fee Rate means the rate per annum for the "facility fee" as calculated pursuant to Section 2.8(b) of the Credit Agreement.

            Applicable Margin means the "Applicable Margin" for a "Syndicated Eurodollar Rate Loan" as calculated pursuant to (and as each such term is defined in) the Credit Agreement.

            Credit Agreement means the Credit Agreement dated as of February 1, 1993 by and among Trimas Corporation, the banks named therein and NationsBank, N.A. (Carolinas) as Agent, as amended through the First Amendment thereto dated as of June 30, 1995, but without giving effect to any subsequent amendment thereto or waiver thereunder, unless consented to in writing by the Bank, or any expiration or termination thereof.

6.    Other Conditions.

6.1 Additionally, the German General Business Conditions of the German Branch of Bank of America National Trust and Savings Association apply in the form prevailing from time to time; provided that notwithstanding the provisions of Section 13, 16 and 17 (or any successor sections) of such Conditions, unless the Borrower otherwise agrees the facility shall be unsecured and the Borrower shall have no obligation to provide any security therefor. The Borrower acknowledges receipt of such German General Business Conditions and an English translation thereof.










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Page 4 of commitment letter
for Stolz Verwaltungsgesellschaft mit beschrankter Haftung as of October 30, 1996

6.2 The Borrower may not assign and/or pledge its claims for disbursement under this commitment.

6.3 All reserves, fees, or taxes other than Bank's net income taxes, as applicable to this facility, shall be for account of the Borrower.

6.4 The Borrower will provide the Bank with its audited annual financial reports within six months after fiscal year end. In addition, the Borrower will provide the Bank on request with all other customary additional information which the Bank deems necessary for a prudent evaluation of its commitment.

6.5   This contract is subject to German law.

6.6   Non-exclusive place of jurisdiction and venue is Frankfurt am Main.

If you are in agreement with the above, please add your legally binding signature to the attached copy and return it to us.

Best regards,

BANK OF AMERICA NT & SA
FRANKFURT BRANCH

By:  /S/ Rudi Perkowsky
Title:  Vice President and Country Manger

We confirm our agreement with the above contract.

Stolz Verwaltungsgesellschaft mit beschrankter Haftung

By:  /S/ Matthias Seipel
Title:  Geschafts Funker

Neunkirchen                         30 Oktober
_____________________________       _________________________________





















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                                     GUARANTY


      THIS GUARANTY dated as of October 30, 1996 is executed in favor of BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION (the "Bank").

                               W I T N E S S E T H:

      WHEREAS, the Bank (acting through its Frankfurt, Germany branch or any other branch) may from time to time make loans or other financial accommodations to Stolz Verwaltungsgesellschaft mit beschrankter Haftung (the "Company"); and

      WHEREAS, the undersigned has agreed to guaranty payment of all such loans and financial accommodations;

      NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned agrees as follows:

      Section 1 Guaranty. The undersigned hereby absolutely, irrevocably and unconditionally guarantees the full and prompt payment when due, whether by acceleration or otherwise, and at all times thereafter, of all obligations of the Company to the Bank, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due (including, without limitation, any and all interest accruing on any such obligations after the commencement of any bankruptcy, insolvency or similar proceeding involving the Company, notwithstanding any provision or rule of law which might restrict the rights of the Bank, as against the Company or anyone else, to collect such interest). All of such obligations of the Company herein collectively called the "Liabilities".

      Section 2 Payment Prior to Maturity of Liabilities. The undersigned agrees that, in the event of the dissolution of the Company or the undersigned, or the inability or failure of the Company or the undersigned to pay debts generally as they become due, or an assignment by the Company or the undersigned for the benefit of creditors, or the occurrence of any bankruptcy, insolvency or similar proceeding with respect to the Company or the undersigned, and if such event shall occur at a time when any of the Liabilities may not then be due and payable, the undersigned will pay to the Bank forthwith the full amount which would be payable hereunder by the undersigned if all Liabilities were then due and payable.

      Section 3 Continuing Guaranty. This Guaranty shall in all respects be a continuing, absolute and unconditional guaranty, and shall remain in full force and effect (notwithstanding, without limitation, the dissolution of the undersigned or that any time or from time to time no Liabilities are outstanding) until all Liabilities have been paid in full and all commitments (if any) to create Liabilities have terminated.

      Section 4 Returned Payments. The undersigned agrees that if at any time all or any part of any payment theretofore applied by the Bank to any of the Liabilities is or must be rescinded or returned by the Bank for any reason whatsoever (including, without limitation, the insolvency, bankruptcy or reorganization of the Company or the undersigned), such Liabilities shall, for the purposes of this Guaranty, to the extent that such payment is or must be rescinded or returned, be deemed to have continued in existence, notwithstanding such application by the Bank, and this Guaranty shall continue to be effective or be reinstated, as the case may be, as to such Liabilities, all as though such application by the Bank had not been made.

      Section 5 Rights of the Bank. (a) The Bank may, from time to time, at its sole discretion and without notice to the undersigned, take any or all of the following actions without affecting the obligations of the undersigned hereunder; (i) retain or obtain a security interest in any property to secure any of the Liabilities or any obligation hereunder, (ii) retain or obtain the primary or secondary obligation of any obligor or obligors, in addition to the undersigned, with respect to any of the Liabilities, (iii) extend or renew any of the Liabilities for one or more periods (whether or not longer than the original period), alter or exchange any of the Liabilities, or release or compromise any obligation of the undersigned hereunder or any obligation of any nature of any other obligor with respect to any of the Liabilities, (iv) release its security interest in, or surrender, release or permit any substitution or exchange for, all or any part of any property securing any of the Liabilities or any obligation hereunder, or extend or renew for one or more periods (whether or not longer than the original period) or release, compromise, alter or exchange any obligations of any nature of any obligor with respect to any such property and (v) resort to the undersigned for payment of any of the Liabilities when due, whether or not the Bank shall have resorted to any property securing any of the Liabilities or any obligation hereunder or shall have proceeded against any other obligor primarily or secondarily obligated with respect to any of the Liabilities.

      (b) The undersigned hereby expressly waives: (i) notice of the acceptance by the Bank of this Guaranty, (ii) notice of the existence or creation or non-payment of all or any of the Liabilities, (iii) presentment, demand, notice of dishonor and protest, and the failure by the Bank to give any other notice which might under any circumstance constitute release of a guarantor and (iv) all diligence in collection or protection of or realization upon any Liabilities or any security for or guaranty of any Liabilities.


















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      (c)   The creation or existence from time to time of additional
Liabilities is hereby authorized, without notice to the undersigned, and shall in no way affect or impair the rights of the Bank or the obligations of the undersigned under this Guaranty.

      (d) The Bank may from time to time assign or transfer any or all of the Liabilities or any interest therein; and, notwithstanding any such assignment or transfer or any subsequent assignment or transfer thereof, such Liabilities shall be and remain Liabilities for the purposes of this Guaranty, and each and every immediate and successive assignee or transferee of any of the Liabilities or of any interest therein shall, to the extent of the interest of such assignee or transferee in the Liabilities, be entitled to the benefits of this Guaranty to the same extent as if such assignee or transferee were the Bank.

      Section 6 Expenses. The undersigned agrees to pay all expenses (including the reasonable fees and charges of outside counsel and the allocable costs of internal legal services and all disbursements of internal counsel) paid or incurred by the Bank in endeavoring to collect the Liabilities, or any part thereof, and in enforcing this Guaranty against the undersigned.

      Section 7   Warranties.  The undersigned warrants to the Bank that:

      (a) Organization, etc. The undersigned is a corporation duly existing and in good standing under the laws of the State of Delaware; and the undersigned is duly qualified and in good standing as a foreign corporation authorized to do business in each jurisdiction where, because of the nature of its activities or properties, such qualification is required and the failure to so qualify would materially and adversely affect the undersigned's financial condition, operations, or business prospects.

      (b) Authorization; No Conflict. The execution, delivery and performance of this Guaranty are within the undersigned's corporate powers, have been duly authorized by all necessary corporate action, have received all necessary governmental approval (if any shall be required), and do not and will not contravene or conflict with any provision of law applicable to the undersigned or of the charter or by-laws of the undersigned or of any agreement binding upon the undersigned.

      (c) Validity and Binding Nature. This Guaranty is the legal, valid and binding obligations of the undersigned, enforceable against the undersigned in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the right of creditors and the availability of equitable remedies.

      Section 8   Covenants.  The undersigned agrees that it will:
















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      (a)   Notice of Default.  Furnish to the Bank forthwith upon learning of the occurrence of an Event of Default (as defined in the letter agreement between the Company and the Bank dated the date hereof), or an event which if it continues uncured or unwaived will (with the giving of notice or lapse of time or both) constitute an Event of Default, written notice thereof describing the same and the steps being taken by the undersigned with respect thereto.

      (b) Credit Agreement Covenants. Observe and perform each covenant of the undersigned set forth in Article V of the Credit Agreement dated as of February 1, 1993 among the undersigned, the banks named therein and Nationsbank, N.A. (Carolinas), as amended through the First Amendment thereto date as of June 30, 1995 (but without giving effect to any subsequent amendment thereto or waiver thereunder, unless consented to by the Bank, or any expiration or termination thereof), as if such covenants (and all related definitions) mutatis mutandis were set forth in full herein.

      (c) Other Agreements. Not enter into any agreement containing any provision which would be violated or breached by the performance of its obligations hereunder or under any instrument or document delivered or to be delivered by it hereunder or in connection herewith.

      Section 9 General. (a) No delay on the part of the Bank in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise by the Bank of any right or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy; nor shall any modification or waiver of any provision of this Guaranty be binding upon the Bank except as expressly set forth in a writing duly signed and delivered on behalf of the Bank. No action of the Bank permitted hereunder shall in any way affect or impair the rights of the Bank or the obligations of the undersigned under this Guaranty. For purposes of this Guaranty, Liabilities shall include all obligations of the Company to the Bank, notwithstanding any right or power of the Company or anyone else to assert any claim or defense (other than the defense that such obligations have been paid in full) as to the invalidity or unenforceability of any such obligation, and no such claim or defense shall affect or impair the obligations of the undersigned hereunder.

      (b) This Guaranty shall be binding upon the undersigned and the successors and assigns of the undersigned. All references herein to the Company and to the undersigned, respectively, shall be deemed to include any successor or successors, whether immediate or remote, to such entity.

      (c) This Guaranty has been delivered at Chicago, Illinois, and shall be construed in accordance with and governed by the laws of the State of Illinois applicable to contracts made and to be performed entirely within such State. Wherever possible each provision of this Guaranty shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Guaranty shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Guaranty.

      (d) This Guaranty may be executed in any number of counterparts and by the different parties hereto on separate counterparts, and each such counterpart shall be deemed to be an original but all such counterparts shall together constitute one and the same Guaranty.

      (e) Notwithstanding any payment made by or for the account of the undersigned pursuant to this Guaranty, the undersigned shall not be subrogated to any rights of the Bank until such time as the Bank shall have received payment of the full amount of all Liabilities and all liabilities of the undersigned hereunder.

      (f) The undersigned hereby agrees that all payments made by the undersigned hereunder in respect of the Liabilities shall be made in immediately available funds and in the currency in which such Liabilities are denominated (the "Designated Currency"). The undersigned Partner agrees that:

            (i) If, for the purposes of obtaining a judgment in any court, it is necessary to convert a sum due hereunder in the Designated Currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Bank could purchase the Designated Currency with such other currency on the business day preceding that on which final judgment is given.

            (ii) The obligation of the undersigned in respect of any sum due from it to the Bank shall, notwithstanding any judgment in a currency other than the Designated Currency, be discharged only to the extent that on the business day following receipt by the Bank of any sum adjudged to be so due in such other currency the Bank may, in accordance with normal banking procedures, purchase the Designated Currency with such other currency; in the event that the Designated Currency so purchased is less than the sum originally due to the Bank in the Designated Currency, the undersigned, as a separate obligation and notwithstanding any such judgment, hereby indemnifies and holds harmless the Bank against such loss, and if the Designated Currency so purchased exceeds the sum originally due to the Bank in the Designated Currency, the Bank shall remit to the undersigned such excess.
















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      (g)   ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN
CONNECTION WITH THIS GUARANTY SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF ILLINOIS OR IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS. THE UNDERSIGNED HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF ILLINOIS AND OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE. THE UNDERSIGNED FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, TO THE ADDRESS SET FORTH OPPOSITE ITS SIGNATURE HERETO (OR SUCH OTHER ADDRESS AS IT SHALL HAVE SPECIFIED IN WRITING TO THE BANK AS ITS ADDRESS FOR NOTICES HEREUNDER) OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF ILLINOIS. THE UNDERSIGNED HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN
AN INCONVENIENT FORUM.

      (h) EACH OF THE UNDERSIGNED AND (BY ACCEPTING THE BENEFITS HEREOF) THE BANK HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS GUARANTY, ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH AND ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY BANKING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

      IN WITNESS WHEREOF, this Guaranty has been duly executed and delivered as of the day and year first above written.

                                    TRIMAS CORPORATION



                                    By:  /S/ Peter C. DeChants
                                       Title:  Vice President and Treasurer

Address: